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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                  July 20, 2005
                            (Date of report; date of
                            earliest event reported)


                         Commission file number: 1-3754


                      GENERAL MOTORS ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)


                   Delaware                                38-0572512
        (State or other jurisdiction of                 (I.R.S. Employer
        incorporation or organization)                 Identification No.)


                             200 Renaissance Center
                         P.O. Box 200 Detroit, Michigan
                                   48265-2000
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (313) 556-5000
              (Registrant's telephone number, including area code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





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Item  2.02  Results of Operations and Financial Condition

                    GMAC SECOND QUARTER 2005 EARNINGS SUMMARY

General Motors Acceptance Corporation (GMAC) earned $816 million in the second quarter of 2005, representing a modest decline of $30 million from the record earnings of $846 million earned in the second quarter of 2004. Although net income from GMAC's Financing operations was lower as compared to a year ago, increased earnings from GMAC's Mortgage and Insurance operations helped sustain overall earnings for the quarter. These results were achieved despite GMAC credit rating downgrades during the second quarter of 2005. In addition, GMAC continued to maintain adequate liquidity, with cash reserve balances at June 30, 2005 of $22.2 billion, comprised of $19.7 billion in cash and cash equivalents and $2.5 billion in cash invested in marketable securities. GMAC also provided a significant source of cash flow to GM through the payment of a $500 million dividend in the second quarter, bringing total year to date dividends paid to its parent to $1 billion.

Net income from Financing operations totaled $378 million in the second quarter of 2005, as compared with $452 million earned in the same period of the prior year. The decrease reflects the unfavorable impact of lower net interest margins as a result of increased borrowing costs. The decline in net interest margins was somewhat mitigated by the impact of improved used vehicle prices on lease terminations and favorable consumer credit loss experience in the second quarter of 2005 as compared to the second quarter of 2004.

Mortgage operations earned $338 million in the second quarter of 2005, up from the $319 million earned in the second quarter of the prior year. While mortgage market interest rates were lower in the second quarter of 2005, as compared to the same period in the prior year, GMAC's Mortgage operations experienced gains on certain investments and benefited from favorable net servicing results. However, the interest rate environment contributed to lower gains on sales of loans, which had a negative impact on second quarter results.

GMAC's Insurance operations generated record quarterly earnings of $100 million in the second quarter of 2005, an increase of 33% from the $75 million earned in the second quarter of 2004. Continued improvement in net underwriting revenue due to favorable loss experience contributed to the increase in earnings. In addition, GMAC Insurance maintained a strong investment portfolio, with a market value of $7.5 billion at June 30, 2005.

For the second half of 2005, GMAC expects solid operating results, with net income expected to exceed $2.5 billion for the full year, while continuing to be a significant contributor to GM's cash flow, with expected dividends to GM in 2005 in excess of $2 billion.

                                     * * * *
This earnings summary contains various forward-looking statements within the meaning of applicable federal securities laws that are based upon GMAC's current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                     -------------------------------------
                                     (Registrant)



Dated:        July 20, 2005          /s/  SANJIV KHATTRI
              ----------------       -------------------------------------
                                     Sanjiv Khattri
                                     Executive Vice President,
                                     Chief Financial Officer and Director


Dated:        July 20, 2005          /s/  LINDA K. ZUKAUCKAS
              ----------------       -------------------------------------
                                     Linda K. Zukauckas
                                     Vice President and Corporate Controller